EXHIBIT 99.1

1601 West LBJ Freeway
Dallas, Texas 75234-6034

Celanese Corporation Declares Common Share Dividend

DALLAS, April 5, 2010 – Celanese Corporation (NYSE:CE), a leading, global chemical company, today declared a quarterly dividend of $0.04 per share on its common stock, payable on May 1, 2010.

The dividend is payable for the period beginning February 1, 2010 and ending on and including April 30, 2010 to owners of record as of April 15, 2010.

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Contacts:

Investor Relations Mark Oberle Phone: +1 972 443 4464 Telefax: +1 972 443 8519 Mark.Oberle@celanese.com	Media W. Travis Jacobsen Phone: +1 972 443 3750 Telefax: +1 972 443 8519 William.Jacobsen@celanese.com

About Celanese
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia.  Net sales totaled $5.1 billion in 2009, with approximately 73% generated outside of North America.  Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies.  Based in Dallas, Texas, the company employs approximately 7,400 employees worldwide. For more information on Celanese Corporation, please visit the company's website at www.celanese.com.